EXHIBIT 99.1


Pacific State Bancorp                                     1899 West March Lane
Stockton, CA 95207                                        209/870-3200 Telephone
                                                          209/870-3255 Fax

Press Release
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                       For Immediate Release: June 5, 2006

           PACIFIC STATE BANCORP ANNOUNCES APPOINTMENT OF NEW DIRECTOR

Stockton, CA - June 5, 2006- Pacific State Bancorp, the parent company of Pacific State Bank, today announced that Mr. Russell Munson, a Lodi resident, has been appointed to the Boards of Directors of Pacific State Bancorp and Pacific State Bank.

In 1984, after ending a successful career in the marketing of editorial and classified systems for newspapers throughout the United States, Mr. Munson opened a Real Estate and Management Company. Due to its success, he began developing single-family subdivisions in San Joaquin County in 1986. Currently, along with his wife Kathryn, Mr. Munson is owner and manager of the Wine & Roses Hotel, Restaurant & Spa in Lodi, California.

Mr. Munson is a graduate of San Jose State University and is an accomplished pilot, logging more than 3,000 hours and 300 career landings aboard the carriers USS Roosevelt and USS America during his years of service in the U.S Navy.

Dr. Harold Hand, Chairman of the Board, stated, " Having Russ Munson join the Board of Directors will bring additional expertise and knowledge to the table which will ultimately serve the shareholders of Pacific State Bancorp". Additionally, Mr. Steven Rosso, President and CEO said, " Russ is a longtime local businessman in Lodi and San Joaquin County who has invested heavily in our local communities. I look forward to working with Russ in growing Pacific State Bank".

Requests for more information on Pacific State Bancorp, or any questions pertaining to this news release, may be directed to Steven A. Rosso, President & CEO, at 209-870-3214.